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                                                                      EXHIBIT 11

                      IVC INDUSTRIES, INC. AND SUBSIDIARIES
             SCHEDULE OF COMPUTATION OF NET INCOME (LOSS) PER SHARE
                FOR THE YEARS ENDED JULY 31, 2001, 2000 AND 1999
        (Dollars in Thousands, Except as Noted or Per Share Information)


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
                                                                 YEARS ENDED JULY 31,
                                                       ----------------------------------------
                                                           2001           2000         1999
                                                       -----------    -----------   -----------
Net income (loss)                                      $    (2,548)   $     5,074   $    (7,041)
Less - preferred stock dividends                              --             --            --
                                                       -----------    -----------   -----------

Net income (loss) for basic income per common  share   $    (2,548)   $     5,074   $    (7,041)
                                                       ===========    ===========   ===========

Weighted average number of common shares
    outstanding during the year - Basic                  2,096,195      2,088,092     2,148,143

Add - common equivalent shares
    (determined using the "treasury stock" method)
    representing shares issuable upon exercise of
    employee stock options and incentive
    performance shares)                                        153          2,414           766
                                                       -----------    -----------   -----------

    Weighted average number of common shares             2,096,348      2,090,506     2,148,909
                                                       ===========    ===========   ===========
    outstanding during the year - Diluted

Income (loss) per common share - Diluted               $     (1.22)   $      2.43   $     (3.28)
                                                       ===========    ===========   ===========
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